Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS HAVE BEEN OMITTED
AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into as of December 26th, 2003, by and between DNA DREAMFIELDS COMPANY, LLC, an Ohio limited liability company (“DNA”), and DAKOTA GROWERS PASTA COMPANY, INC., a North Dakota corporation (“Dakota Growers”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, Dakota Growers, B-New, LLC, an Ohio limited liability company, TechCom Group, LLC, a Florida limited liability company, and Buhler, Inc., a Minnesota corporation, have formed and capitalized DNA for the purposes of, among other things, manufacturing in North America and selling globally, low digestible carbohydrate pasta, rice and potatoes under the brand name, “Dreamfields” (the “Brand”);

WHEREAS, Dakota Growers is in the business of manufacturing, marketing, distributing and selling dry pasta products;

WHEREAS, Dakota Growers and DNA have entered into a certain Exclusive Manufacturing Agreement (the “Manufacturing Agreement”), dated of even date herewith, pursuant to which Dakota Growers has agreed to manufacture, on an exclusive basis, low digestible carbohydrate dry pasta products under the Brand (the “Products”), and DNA has engaged Dakota Growers to so manufacture, on an exclusive basis, the Products, upon the terms and subject to the conditions of the Manufacturing Agreement;

WHEREAS, Dakota Growers and DNA have entered into a certain Trademark License Agreement (the “Trademark License”), dated of even date herewith, pursuant to which DNA has granted to Dakota Growers an exclusive license to use the Brand in connection with Dakota Growers’ manufacture of the Products;

WHEREAS, Dakota Growers and DNA have entered into a certain Technology Sublicense Agreement (the “Technology Sublicense”), dated of even date herewith, pursuant to which DNA has granted to Dakota Growers an exclusive sublicense to use certain technology necessary to manufacture the Products; and

WHEREAS, DNA desires that Dakota Growers provide certain administrative, accounting, information technology, sales and distribution services to DNA to facilitate the sale and distribution of the Products, and Dakota Growers desires to provide to DNA such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

1.                                       Term; Services; Other Branded Products; Relationship to Manufacturing Agreement.

(a)                                  Dakota Growers shall provide to DNA the services set forth on Exhibit A hereto, whereby any and all services, which are customarily and reasonably connected with the services listed in Exhibit A but are not expressly specified and not expressly excluded by mutual agreement, shall be deemed to be included in the list (as Exhibit A may be updated from time to time by mutual written agreement of the parties to reflect any material changes in the Services and as Exhibit A, the “Services”) during the period commencing on the date hereof and continuing until the earliest to occur of the following (the period commencing on the date hereof and continuing until the earliest to occur of the following being the “Term”):

(i)                                     any assignment or transfer of DNA’s rights and obligations under the Manufacturing Agreement, the Trademark License and the Technology Sublicense Agreement by DNA to a person or entity in which Dakota Growers does not maintain an equity interest;

(ii)                                  sixty (60) days following delivery of a written notice by a party hereto that the other party hereto has materially breached this Agreement, but only to the extent that the breaching party has failed to cure such material breach within such sixty-day period;

(iii)                               the mutual written consent of Dakota Growers and DNA;

(iv)                              sixty (60) days following the date upon which DNA notifies Dakota Growers in writing pursuant to subsection (b) below that it shall no longer obtain any of the Services from Dakota Growers; and

(v)                                 either Dakota Growers or DNA provides written notice of termination to the other party, in the event that the other party commences a case as debtor under Title 11 of the United States Code or any similar proceeding for the relief of debtors, or has any such case or proceeding commenced against it, or otherwise cease to function as a going concern.

(b)                                 Upon sixty (60) days’ written notice to Dakota Growers, DNA may provide any or all of the Services for its own account and/or may obtain all or part of the Services from third-party providers; provided, however, that the Manufacturing Agreement shall remain in force and effect notwithstanding the foregoing or any termination of this Agreement.  Subject to the terms and conditions of the Technology Sublicense, DNA hereby agrees to share with Dakota Growers all intellectual property, manufacturing techniques and methods and other proprietary information owned by or licensed to DNA necessary for Dakota Growers to provide the Services.

(c)                                  In the event that DNA elects to pursue the manufacture of any other Branded products, including, but not limited to, Branded rice and potatoes, DNA shall have the right (but not the obligation) to designate Dakota Growers as a provider of services in connection with such Branded products.  To the extent that Dakota Growers provides any services to DNA in connection with Branded rice and/or potatoes, such Branded rice and/or potatoes shall be deemed to be “Products” for all purposes of this Agreement, any such services shall be deemed to be “Services” for all purposes of this Agreement, and any such services shall be provided by Dakota Growers to DNA subject to the terms and conditions of this Agreement.

(d)                                 DNA and Dakota Growers acknowledge and agree that Section 3.3 of the Manufacturing Agreement provides for certain default provisions in respect of Dakota Growers’ manufacture of the

Products, to the extent that the matters addressed in such default provisions (which default provisions bear upon, among other things, the ordering, delivery, risk of loss and pricing of, and title to, the Products) are not addressed in any other written agreement between DNA and Dakota Growers.  DNA and Dakota Growers further acknowledge and agree that the matters addressed in Section 3.3 of the Manufacturing Agreement are addressed in this Agreement and encompassed within the Services and, accordingly, so long as this Agreement is in force and effect and this Agreement and/or the Services have not been amended or modified to no longer address the matters addressed in Section 3.3 of the Manufacturing Agreement, the terms and conditions of this Agreement shall govern the matters addressed in Section 3.3 of the Manufacturing Agreement; provided, however, that this Agreement shall in no event be deemed to in any manner whatsoever amend, or constitute an amendment to, the Manufacturing Agreement.

2.                                       Payments.  The amount of the fee to be charged by Dakota Growers to DNA for each of the Services is set forth on Exhibit A hereto.  DNA and Dakota Growers acknowledge and agree that the Services to be provided by Dakota Growers to DNA include, but are not limited to, Dakota Growers’ distribution and sale of Products to customers, its invoicing of customers for Products sold and the collection of invoiced amounts from customers.  Within thirty (30) days of the end of each calendar month during the Term (each calendar month during the Term being a “Monthly Period”), Dakota Growers shall deliver to DNA: (i) a statement (each, a “Monthly Statement”), substantially in the form as Exhibit B hereto, setting forth thereon the information called for by Exhibit B in respect of each type of Product sold by Dakota Growers during the Monthly Period then ended (it being acknowledged and agreed by DNA and Dakota Growers that Dakota Growers shall be deemed to have sold Product at the time of invoicing the customer therefor); and (ii) a check, made payable to DNA, in an amount equal to that calculated for Line Item L of Exhibit B and shown on each Monthly Statement.  Within nine (9) months following the end of each calendar year during the Term, DNA shall have the right, but not the obligation, to conduct and complete an audit of the books and records of Dakota Growers (during Dakota Growers’ normal business hours and subject to such confidentiality restrictions as Dakota Growers may impose thereon) for purposes of confirming the amount of payments made by Dakota Growers to DNA during the calendar year then ended pursuant to this Section 2.  DNA shall bear any and all costs, fees and expenses associated with conducting any audit in accordance with the immediately-preceding sentence; provided, however, that in the event, as a result of any such audit, it is determined by mutual written agreement of the parties or by a court of competent jurisdiction that the amounts actually paid by Dakota Growers to DNA during the calendar year then ended pursuant to this Section 2 were in excess of three percent (3.0%) less than the amount that should have been paid by Dakota Growers to DNA during the calendar year then ended pursuant to this Section 2, then Dakota Growers shall bear any and all costs, fees and expenses associated with conducting such audit, including all legal fees.

3.                                       Responsibility; Non-Competition.

(a)                                  Dakota Growers shall use those efforts and degree of care in providing the Services that are comparable to those used by Dakota Growers for its own account in providing services, activities and work the same or similar in nature to the Services.  Dakota Growers shall use commercially reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors in the Services and to restore such Services to comply with the terms of this Agreement.

(b)                                 Dakota Growers hereby agrees not to market or distribute products that are competitive with the Products for the account of, or on behalf of, any third party, other than DNA, its affiliates and their respective successors and assigns.

4.                                       Termination.  Upon the expiration of the Term in accordance with Section 1 hereof, the rights and obligations of Dakota Growers and DNA under this Agreement will automatically terminate.

Upon such expiration, Dakota Growers will cease to have any obligation to provide any Services to DNA, and each of Dakota Growers and DNA will promptly deliver to the other all data, programs, software materials, and other properties owned by the other and held by it in connection with the performance of this Agreement (but not in connection with the performance of any other agreement).  Each of Dakota Growers and DNA will assist the other at such other party’s request and expense in effecting an orderly termination of this Agreement.

5.                                       Remedies.  In the event of a material breach of this Agreement by a party hereto, the non-breaching party shall have right to pursue any and all rights and remedies available at law or in equity for such material breach.

6.                                       Relationship of Parties.  Except as provided in this Agreement or in any other agreement between Dakota Growers and DNA, none of the parties will act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.  The employees performing the services contemplated by this Agreement will remain employees of Dakota Growers, and DNA shall not have any responsibility for such employees.

7.                                       Force Majeure.  If Dakota Growers is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of war, rebellion, fire, flood, storm or other acts of God, then upon written notice to DNA, the affected provisions and requirements of this Agreement will be suspended during the period of such disability, and Dakota Growers will make all reasonable efforts to remove such disability as soon as practicable and to carry out is obligations under this agreement after such disability is removed.

8.                                       Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder will be in writing and will be deemed given only if delivered to the party personally or sent to the party by facsimile (followed by hard copy sent by registered or certified mail) or if sent by reputable overnight courier, addressed to the party at its address set forth below:

If to Dakota Growers:	If to DNA:

Dakota Growers Pasta Company, Inc. One Pasta Avenue Carrington, ND 58421 Attention: Thomas P. Friezen Tel.: (701) 652-4893 Fax: (701) 652-3701	DNA Dreamfields Company, LLC 14 West Park Place Oxford, OH 45056 Attention: Mike Crowley Tel.: (513) 524-9256 Fax: (513) 524-5167

with a copy to:	with a copy to:

Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attention: Ronald D. McFall Tel.: (612) 371-3551 Fax: (612) 371-3207	Ulmer & Berne LLP 600 Vine Street Suite 2800 Cincinnati, OH 45201 Attention: Scott P. Kadish Tel.: (513) 762-6200 Fax: (513) 762-6245

9.                                       Successors and Assigns.  Subject to the terms and condition of Section 1 of this Agreement, the provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

10.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY: (i) IN THE COURTS OF THE STATE OF MINNESOTA (HENNEPIN COUNTY) OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, IN THE CASE OF ANY LITIGATION COMMENCED BY LICENSOR; AND (ii) IN THE COURTS OF THE STATE OF OHIO (HAMILTON COUNTY) OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, IN THE CASE OF ANY LITIGATION COMMENCED BY LICENSEE.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA (HENNEPIN COUNTY) AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA FOR THE PURPOSE OF ANY SUCH LITIGATION COMMENCED BY LICENSOR, AND EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF OHIO (HAMILTON COUNTY) AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO FOR THE PURPOSE OF ANY SUCH LITIGATION COMMENCED BY LICENSEE.  EACH OF THE PARTIES FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MINNESOTA AND OHIO, RESPECTIVELY.  THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.                                 Entire Agreement.  This Agreement constitutes the entire understanding of the parties and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

12.                                 Construction; Interpretation; Severability.  The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, will not be affected thereby.

13.                                 Further Assurances.  Each party will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purpose of this Agreement and the transaction contemplated hereby.  Dakota Growers, on the one hand, and DNA, on the other hand, recognize and acknowledge that, from time to time during the Term, their respective personnel will need to consult with and ask questions of the other’s personnel about the Services and other matters related to the Services.  Each party hereto agrees to make its personnel reasonably available for such consultations and to make reasonable efforts to respond to such requests at no charge to the requesting party.

14.                                 No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties and their permitted assigns and nothing in this Agreement, expressed or implied, will give or be construed to give to any person or entity, other than the parties and such assigns, any legal or equitable rights hereunder.

15.                                 Amendment and Waiver.  The parties may, by mutual written agreement, amend this Agreement in any respect, and any party, as to such party, may: (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party; (iii) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party; and; (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this agreement.  To be effective, any such amendment or waiver must be in writing and signed by the party against whom enforcement of the same is sought.

16.                                 Confidentiality.  Each party agrees that all information marked as confidential, proprietary, trade secrets, know how, manuals and other information disclosed to it by the other party, whether disclosed prior to or during the Term, is confidential and proprietary to the disclosing party (“Confidential Information”).  Confidential Information shall not include information which: (a) is in or hereafter enters the public domain through no fault or action of the party to which it is disclosed; (b) is obtained by the party to which it is disclosed from a third party which is not subject to any legal restriction on its right to use and disclose such information; (c) is independently developed by employees of the party to which it is disclosed without use of any Confidential Information of the other party; or (d) is required by law or judicial or administrative processes to be disclosed.  The parties agree not to use any Confidential Information of the other party during the term of this Agreement and for a period of three (3) years thereafter for any purpose other than as permitted or required for performance hereunder.  Upon termination or expiration of this Agreement for any reason, the parties shall return to each other all Confidential Information of the other party in tangible form, including Confidential Information in electronic or magnetic form.

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have caused this Services Agreement to be duly executed effective as of the day and year first above written.

DAKOTA GROWERS PASTA COMPANY, INC.

By:	/s/ Tim Dodd
Its:	President/CEO

DNA DREAMFIELDS COMPANY, LLC

By:	/s/ Mike Crowley
Its:	President

EXHIBIT A

Fee

DNA financial accounting services
DNA tax accounting services
Information technology services
Sales administration
Sales services
Sales forecasting
Sales accounting
Supply chain administration
Logistics services
Customer service and order entry
Working capital financing

Confidential Treatment Requested.

To the extent Dakota Growers supplies logistics services for the delivery and billing of the Products, the title in and to Products shall remain with Dakota Growers, and the risk of loss of, or damage to, such Products shall pass from Dakota Growers to Dakota Growers’ customers (“the Customers”), in accordance with the terms and conditions set forth in purchase orders or agreements by and between Dakota Growers and the Customers covering such Products.

EXHIBIT B

		Product Type A	Product Type B	Product Type C	Total
(A)	Total pounds of Product sold during Monthly Period
(B)	Total sales price of Product sold during Monthly Period(1)
(C)	Total cash discounts during Monthly Period(2)
(D)	Total promotions and allowances during Monthly Period(3)
(E)	Total brokerage fees during Monthly Period(4)
(F)	Bad debt write-off during Monthly Period(5)
(G)	Total cost of freight during Monthly Period(6)
(H)	Total storage and handling fees during Monthly Period(6)
(I)	Total transfer price of Product during Monthly Period(7)
(J)	Services fees during Monthly Period(8)
(K)	Total amount to Dakota Growers (C + D + E + F + G + H + I + J)
(L)	Net amount to DNA (B – K)

(1)                                  Total invoiced sales price of Product sold during a Monthly Period.  The sales price of Product shall be determined from time to time by mutual written agreement of DNA and Dakota Growers.

(2)                                  Total applicable cash discounts on invoiced sales of Product sold during a Monthly Period. Cash discounts for Product shall be determined from time to time by mutual written agreement of DNA and Dakota Growers.

(3)                                  Total promotions and allowances during a Monthly Period shall be a function of reductions in the agreed-upon sales price of Product sold and/or promotion and allowance accruals and/or merchandising development fund (“MDF”) accrual programs. Promotions, allowances and MDF programs shall be determined from time to time by mutual written agreement of DNA and Dakota Growers. In the case of any promotions during a Monthly Period taking the form of an off-invoice allowance, such reduction shall be reflected in Line Item (D) (Total promotions and allowances during Monthly Period) and shall not be reflected in Line Item (B) (Total sales price of Product sold during Monthly Period).

(4)                                  Brokerage fees for Products shall be based on brokerage agreements as determined from time to time by mutual written agreement of DNA and Dakota Growers.

(5)                                  Based upon actual bad debt write-offs by Dakota Growers for the Products during a Monthly Period.

(6)                                  Based upon actual costs and fees incurred by Dakota Growers for the Products during a Monthly Period.

(7)                                  Total transfer price shall be a function of total pounds of Product sold during a Monthly Period, times the agreed-upon per pound transfer price of Product sold during such Monthly Period.

(8)                                  Service fees shall be a function of total pounds of Product sold during a Monthly Period times the service fee per pound from Exhibit A.